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                                                                      EXHIBIT 12

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                              THREE MONTHS ENDED
                                                    MARCH 31,                        YEAR ENDED DECEMBER 31,
                                              --------------------   ----------------------------------------------------------
                                                2002        2003       1998        1999         2000        2001        2002
                                              --------    --------   --------    --------     --------    --------    ---------
Pretax income from continuing operations .    $ 13,696    $ 27,827   $ 14,025    $ 24,547     $ 37,446    $139,983     $106,941
Less:  Income from equity investees ......         268          54        812         725          729         918          750
Less:  Minority interest .................          --          (6)        --          --           --          99           --
Distributed income from equity investees .          --          --        626         920          453         735        1,374
Amortization of capitalized interest .....       6,937       7,382      4,804       8,070        9,711      34,241       28,133
Interest expense..........................          --          --      1,694       1,837        3,282       1,087          257
Fixed charges ............................       4,502      11,434      9,256      11,261       17,051      26,297       30,482
Less:  Interest capitalized during the
   period ................................       4,248      11,045      7,497       9,339       13,212      22,067       27,742
                                              --------    --------   --------    --------     --------    --------     --------
Earnings .................................    $ 20,619    $ 35,550   $ 22,096    $ 36,571     $ 54,002    $179,259     $138,695
                                              ========    ========   ========    ========     ========    ========     ========


Net amortization of debt discount and
   premium and issuance expense ..........    $     --    $     --   $     --    $     --     $    240    $  1,735     $  1,474
Interest portion of rental expense .......         150         150         65          85          199         589          589
Interest incurred, whether expensed or
   capitalized ...........................       4,352      11,284      9,191      11,176       16,612      23,973       28,419
                                              --------    --------   --------    --------     --------    --------     --------
Fixed Charges ............................       4,502      11,434      9,256      11,261       17,051      26,297       30,482
                                              ========    ========   ========    ========     ========    ========     ========

Ratio of Earnings to Fixed Charges .......         4.6         3.1        2.4         3.2          3.2         6.8          4.6
                                              ========    ========   ========    ========     ========    ========     ========

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